                                                               EXHIBIT 99(B)(11)
                                                                           DRAFT
                                                                    CONFIDENTIAL

                                 Project Big Mac

                        Discussion Materials Prepared For
               The Independent Committee Of The Board Of Directors

                                SIMMONS & COMPANY
                                  INTERNATIONAL

                                  APRIL 1, 1999

                               TRANSMITTAL LETTER

This confidential memorandum ("Memorandum") has been prepared by Simmons & Company International ("Simmons") for the Independent Committee of the Board of Directors of JRM (the "Independent Committee") as a review of certain issues related to a potential transaction between JRM and MII (the "Proposed Transaction").

This Memorandum is intended as background information for use by the Independent Committee and does not purport to be all-inclusive or to contain all of the information which the Independent Committee may desire or need to evaluate the Proposed Transaction.

In preparing this Memorandum, Simmons has relied on publicly available financial and market information as well as internal information provided by MII and JRM. Simmons has not independently verified such information but has relied on its preparers for its accuracy and completeness. Simmons, therefore, make no express or implied warranty with respect to the accuracy or completeness of the information contained herein or as to the non-occurrence of any change in the affairs of JRM or MII since the dates as of which information is provided herein. Financial projections presented herein are based on managements' and third-party analyses of information available at the time this Memorandum was prepared, and there is no express or implied warranty that any of the projections will be realized.

SIMMONS & COMPANY INTERNATIONAL
April 1999

                                TABLE OF CONTENTS

                                                                             TAB
                                                                            ----

JRM VALUATION ANALYSIS....................................................... .A

MII VALUATION ANALYSIS........................................................ B

ANALYSIS OF SQUEEZE-OUT ALTERNATIVE........................................... C

STRATEGIC ALTERNATIVES........................................................ D

--------------------------------------------------------------------------------

                             JRM Valuation Analysis

--------------------------------------------------------------------------------

Summary Of JRM Capitalization At March 9, 1999
--------------------------------------------------------------------------------
(Amounts in millions, except per share)

Cash                                               $  123.3          Common Equity Market Capitalization                $  957.3
Investments In Debt Securities                        752.1          Less:  Excess Cash                                   (528.7)
Less:  Debt Repayment1                               (282.0)                                                            --------
                                                   --------                Adjusted Equity Market Capitalization        $  428.6
      Total Pro Forma Cash                            593.4                                                             ========

                                                                     Pro Forma Shareholders' Equity                     $  699.7
Less:  Operating Cash2                                (64.7)         Antitrust Liability                                      --4
                                                   --------          Pro Forma Debt                                          2.1
      Excess Cash                                  $  528.7                                                             --------
                                                   ========                Total Book Capitalization                       701.8

Common Shares3                                         39.3          Less:  Excess Cash                                   (528.7)
                                                                                                                        --------
Share Price                                        $   24.38               Adjusted Book Capitalization                 $  173.1
                                                                                                                        ========
Pro Forma Debt1                                         2.1
Antitrust Liability                                      --4
Preferred Stock Market Value                          160.0
Common Equity Market Value                            957.3
                                                   --------
      Total Market Capitalization                   1,119.5

Less:  Excess Cash                                 $ (528.7)
                                                   --------
      Adjusted Market Capitalization               $  590.7
                                                   ========

----------
1 Assumes paydown of $248.6 million of outstanding 9 3/8 percent senior subordinated notes at a total cost of $282 million.
2     Calculated as 5 percent of fiscal year 1999 revenues.
3 Includes approximately 234,000 shares representing options on a treasury basis.
4 To be determined in aggregate and allocated between JRM and MII, as appropriate.

     Summary Valuation Multiples Of Comparable Companies - At March 9, 1999
     ----------------------------------------------------------------------

                                                                 Offshore Construction Companies
                                --------------------------------------------------------------------------------------------------
                                                                                  Horizon       Gulf
   Calendar Years               Bouygues     Cal Dive    Coflexip     Global      Offshore     Island     Oceaneering      Stolt
   --------------               --------     --------    --------     ------      --------     ------     -----------      -----
Adjusted Market Value To:
Adjusted Book Value                 NMF         2.5x        2.1x        1.3x         1.1x        1.4x        1.3x           1.1x

1998 EBITDA                        5.4x         5.4x        4.0x        6.5x         5.9x        2.8x        5.4x           5.9x
1999 EBITDA                        5.3x         6.6x        4.3x        8.8x         8.4x        4.2x        5.2x           5.3x
2000 EBITDA                        4.5x         5.6x        4.2x        6.8x         6.3x        3.6x         N/A           4.8x

Equity Value To:
1998 Net Income                    9.5x        10.4x        8.7x       10.8x         8.0x        4.9x       10.7x           9.5x
1999 Net Income                    9.4x        13.3x        9.6x       18.0x        13.1x        8.0x       10.2x           9.0x
2000 Net Income                    7.8x        10.8x        9.2x       11.7x         8.7x        6.6x         N/A           7.6x

1998 Cash Flow                     7.1x         7.6x        5.3x        6.7x         6.1x        4.0x        5.1x           4.9x
1999 Cash Flow                     7.1x         9.1x        5.6x        9.0x         8.7x        5.9x        4.9x           4.7x
2000 Cash Flow                     6.1x         7.8x        5.4x        7.1x         6.5x        5.1x         N/A           4.3x

                                                       Oil Service Companies                               JRM
                                  --------------------------------------------------------------   ---------------------
                                      BJ       Cooper     National-      Smith
   Calendar Years                 Services    Cameron      Oilwell    International   Tidewater    Initial1     Revised2
   --------------                 --------    -------      -------    -------------   ---------    --------     --------
Adjusted Market Value To:
Adjusted Book Value                  1.2x        1.6x        1.2x         1.6x           1.3x                     3.4x

1998 EBITDA                          5.1x        6.0x        4.0x         8.1x           3.4x                     3.7x
1999 EBITDA                          8.6x        9.3x        7.2x        10.5x           6.6x        8.1x         5.9x
2000 EBITDA                          7.3x        8.4x        6.5x         9.2x            N/A                     5.4x

Equity Value To:
1998 Net Income                      9.7x       10.2x        6.0x        16.9x           6.8x                     5.0x3
1999 Net Income                     33.0x       22.2x       14.8x        34.0x          17.6x         NMF        19.8x3
2000 Net Income                     20.0x       18.2x       12.3x        23.1x            N/A                    11.8x3

1998 Cash Flow                       5.1x        6.9x        4.7x         9.4x           4.6x                     3.0x3
1999 Cash Flow                       8.1x       10.9x        8.7x        13.0x           7.7x        7.5x         5.6x3
2000 Cash Flow                       7.0x        9.9x        7.8x        11.0x            N/A                     5.1x3

----------
Includes initial JRM fiscal year 2000 projection based on field level estimates. Includes revised JRM fiscal year 2000 projection.
Net income and cash flow multiples have been adjusted to exclude the effects of excess cash.

Valuation Of JRM - As Of Pre-Announcement Date (March 9, 1999)
--------------------------------------------------------------------------------

o     Average of the High implied values: $26.111

o     Average of the Low implied values: $23.371

o     Actual closing price: $24.38

      Graph showing the high and low implied values as of March 9, 1999 (ranging from $18.99 to $27.38) of the Company's stock price implied by a range of EBITDA, EPS and CFPS multiples applied to projections for fiscal year 2000 and fiscal year 2001, and showing the implied value of the Initial Offer received from the Parent ($26.45) and the Company's closing stock price ($24.38) on March 9, 1999 (one day prior to the announcement of the offer)


----------
1     Excludes high and low.
2     Defined as net income plus depreciation and amortization per share.

Analysis Of JRM Value At March 29, 1999
--------------------------------------------------------------------------------

o     There has been a recovery in oil service stocks in recent weeks.

o Simmons has used various oil service stock indices to adjust for the recovery and to calculate an adjusted JRM share price.

                                                       Prior To Announcement Date
                                                  -----------------------------------
                                                                 20-Day      3-Month
                                                   One-Day      Trading      Trading
                                                    Prior1      Average2     Average2
                                                  --------     ---------    ---------
Percent Change To Current
-------------------------
OSX                                                   30.9%        41.9%        38.0%
Offshore Construction Comparables                     42.4         38.7         33.2
Oil Service Comparables                               35.5         45.7         40.9
                                                  --------     --------     --------
   Average                                            36.3%        42.1%        37.4%
                                                  ========     ========     ========

JRM Share Price                                     $24.38       $23.55       $24.26
Less:  Excess Cash                                  (13.46)      (13.46)      (13.46)
                                                  --------     --------     --------
   Net Share Price                                   10.92        10.09        10.80

Net Share Price Adjusted For Industry Recovery       14.88        14.34        14.84
Plus:  Excess Cash                                   13.46        13.46        13.46
                                                  --------     --------     --------
   Estimated JRM Share Price If No Transaction      $28.34       $27.80       $28.30
                                                  ========     ========     ========

               --------------------------------------------------
               Suggested Value Adjusted For Recovery       $28.00
                                                           ======
               --------------------------------------------------

----------
1     March 9, 1999

2     Period ending March 9, 1999

Antitrust Litigation
--------------------------------------------------------------------------------

o Simmons had limited discussions with MII legal personnel regarding this issue.

o Key issues are: (i) amount of liability; and (ii) relative liability of JRM and MII.

March 1997     o  MII and JRM investigate allegations of anti-competitive acts involving worldwide heavy-lift activities by a limited number of former employees of MII, JRM, Heerema Offshore Construction
                  Group, Inc. ("Heerema") and others, relating to the joint venture, HeereMac, owned by JRM and Heerema.

               o MII and JRM notify the Antitrust Division of the U.S. Department of Justice ("DOJ") and the European Commission ("EC"). Proactive stance resulted in both MII and JRM being granted immunity from criminal prosecution by the DOJ.

December 1997  o  HeereMac joint venture terminated.

               o HeereMac and a HeereMac employee plead guilt to criminal charges by the DOJ regarding a conspiracy to rig bids in connection with the heavy-lift business in the Gulf of Mexico, North Sea and Far East. HeereMac fined $49.0 million; HeereMac employee fined $100,000. No MII or JRM-related persons were a party to these proceedings.

               o DOJ requests additional information regarding possible anti-competitive activity in the marine construction business of McDermott-ETPM East, Inc., a joint venture between JRM and ETPM S.A. The U.S. Securities and Exchange Commission ("SEC") also requests information related to these matters.

April 1998     o  McDermott-ETPM joint venture terminated.

June 1998      o  In two separate cases, Phillips Petroleum Company ("Phillips")
                  (and certain other parties) and Shell Offshore, Inc. ("Shell")
                  (and certain other parties) filed suit in the U.S. District
                  Court for the Southern District of Texas against MII, JRM,
                  McDermott-ETPM, Inc., HeereMac, Heerema and other related parties in connection with certain offshore transportation and installation projects in the Gulf of Mexico, North Sea and Far
                  East. The plaintiffs seek actual damages, injunctive relief, attorneys' fees, punitive and treble damages.

November 1998  o  In a Salomon Smith Barney equity research report, the estimate of the contingent liability of JRM is stated as $30-$150 million on a present value basis.

January 1999   o  The U.S. District Court dismisses without prejudice, due to the court's lack of subject matter jurisdiction, the claims of the Phillips plaintiffs relating to the alleged injuries sustained on any foreign projects.

               o Salomon Smith Barney estimate revised to $175 million. Lazard Freres reported there are a total of 15 plaintiffs in two law suits.

Antitrust Litigation - Key Questions
--------------------------------------------------------------------------------

What is the potential amount of the liability?

      o The lawsuits and discussion between the parties have not progressed far enough to accurately predict the outcome.

What would be the relative split of liability, if any, between MII and JRM?

      o Simmons understands, at the time of the OPI merger, JRM assumed all the assets and all the liabilities of MII's marine business (including those prior to the OPI merger), whether known or unknown, and that MII believes it has an indemnity from JRM.

      o Judge Harmon, in the Phillips case, has issued an opinion that U.S. antitrust laws do not extend to foreign projects (i.e. only potential damages from anti competitive practices in the Gulf of Mexico will be considered). Judge Hughes, in the Shell case, has not yet rendered an opinion.

            - Heerema has testified projects for which bids were rigged did not occur in the Gulf of Mexico until after the OPI merger.

      o No disclosure of any agreements between JRM, HerreMac and its competitors was made publicly at the time of the OPI merger.

            - Heerema has also testified an agreement was made in the early 1990s between itself and Saipem in which heavy-lift work would be split in the North Sea, 60 percent to HeereMac and 40 percent to Saipem.

            - As a result of this agreement, the Saipem 7000 was moved out of the Gulf of Mexico.

            - Due to the lag (up to two or three-years) between bidding a heavy-lift project and execution, projects performed in the Gulf of Mexico after the OPI merger could have been bid while JRM was wholly owned by MII.

How does the Independent Committee strengthen its position during negotiations?

--------------------------------------------------------------------------------

                             MII Valuation Analysis

--------------------------------------------------------------------------------

Summary Of MII Capitalization At March 29, 1999
--------------------------------------------------------------------------------
(Amounts in millions, except per share)

                                                                                   MII
                                                                 ---------------------------------------
                                                                 Consolidated              Excluding JRM
                                                                 ------------              -------------
Cash                                                                $   265.3                  $   142.0
Investment In Debt Securities                                         1,120.7                      368.6
Less:  Debt Repayment1                                                 (282.0)                        --
Less:  Termination Of Factoring Program                                 (55.0)                     (55.0)
                                                                    ---------                  ---------
    Total Pro Forma Cash                                              1,049.0                      455.6

Less Operating Cash2                                                   (155.4)                      90.7
                                                                    ---------                  ---------
    Excess Cash                                                     $   893.6                  $   364.9
                                                                    =========                  =========

Common Shares3                                                           60.2                        N/A
Share Price                                                         $   26.56                        N/A
Pro Forma Debt                                                          355.0                  $   352.9
Antitrust Liability                                                        --4                        --4
After Tax Net Environmental And Products Liability                       86.5                       86.5
After Tax Post-Retirement Benefit Liability                              14.6                       14.6
Minority Interest                                                       409.05                        --
Common Equity Market Value                                            1,598.3                      747.6
                                                                    ---------                  ---------
    Total Market Capitalization                                       2,463.3                    1,201.5

Less:  Excess Cash                                                     (893.6)                    (364.9)
                                                                    ---------                  ---------
    Adjusted Market Capitalization                                   $1,569.7                  $   836.6
                                                                    =========                  =========

Common Equity Market Capitalization                                   1,598.3                      747.6
After Tax Net Environmental And Products Liability                       86.5                       86.5
After Tax Post-Retirement Benefit Liability                              14.6                       14.6
Less:  Excess Cash                                                     (893.6)                    (364.9)
                                                                    ---------                  ---------
    Adjusted Equity Market Capitalization                           $   805.7                  $   483.8
                                                                    =========                  =========

Stockholders' Equity                                                    826.7                      499.7
Debt                                                                    355.0                      352.9
Antitrust Liability                                                        --4                        --4
Net Environmental And Products Liability                                144.1                      144.1
Post-Retirement Benefit                                                  24.3                       24.3
Minority Interest                                                       212.76                        --
Less:  Excess Cash                                                     (893.6)                    (364.9)
                                                                    ---------                  ---------
    Adjusted Book Value                                             $   669.1                  $   656.1
                                                                    =========                  =========

----------
1 Assumes paydown of $248.6 million of JRM's outstanding 9 3/8 percent senior subordinated notes at a total cost of $282 million.
2     Calculated as 5 percent of fiscal year 1999 revenues.
3 Includes approximately 1,057,000 shares representing stock options on a treasury basis.
4 To be determined in aggregate and allocated between JRM and MII, as appropriate.

5     Market value (uses $28.00 estimated JRM price adjusted for industry recovery).
6     Book value.

Valuation Of MII - As Of March 29, 19991
--------------------------------------------------------------------------------

o     Actual closing price: $26.56

      Graph showing the high and low implied values of the Parent's stock price implied by a range of EBITDA, EPS and CFPS multiples applied to projections for fiscal year 2000 and fiscal year 2001, and showing the Parent's closing stock price ($26.56) on March 9, 1999 (one day prior to the announcement of the Initial offer)


----------
1     Uses estimated JRM share price of $28.00.
2     Excluding high and low.
3     Defined as net income plus depreciation and amortization per share.

--------------------------------------------------------------------------------

                           Valuation Of MII Components

--------------------------------------------------------------------------------

Valuation - Power Generation
--------------------------------------------------------------------------------
(Dollar amounts in millions)

o Simmons has selected valuation multiples based on the public multiples of the E&C comparable group.

o Simmons has cross-checked its results with the Salomon Smith Barney analyst report dated November 13, 1998 which used a 6.0x multiple of 2000 projected EBITDA, generating a value of $601.0 million (MII share price has since declined approximately 21 percent).

o Simmons has also noted the value calculated by Merrill Lynch in its analysis presented to Simmons (the "Merrill Analysis") of $716 million.

o Results of efforts to sell Power Generation will be critical to fully understanding value. MII management has elected not to discuss this issue with Simmons.

                               Suggested Multiple          Power Generation          Implied Total Market
MII Fiscal Years                     Range                      Results                     Value
----------------               ------------------          ----------------          --------------------
1999 EBITDA                      5.5x -  6.5x                $   105.7                 $581.4 - $687.1
2000 EBITDA                      5.0x -  6.0x                    119.3                  596.5 -  715.8
2001 EBITDA                      4.5x -  5.5x                    162.1                  729.5 -  891.6

1999 Net Income                  8.0x - 11.0x                     54.11                 432.8 -  595.1
2000 Net Income                  8.0x - 11.0x                     59.71                 477.6 -  656.7
2001 Net Income                  9.0x - 11.0x                     85.01                 765.0 -  935.0

1999 Cash Flow                   5.0x -  7.0x                     73.51                 367.5 -  514.5
2000 Cash Flow                   5.5x -  6.5x                     79.41                 436.7 -  516.1
2001 Cash Flow                   5.0x -  5.5x                    105.51                 527.5 -  580.3
                                                                                       ---------------
    Implied Value                                                                      $600.0 - $725.0
                                                                                       ===============

----------
1     Assumes 40 percent tax rate on EBIT.

Valuation - Government Operations
--------------------------------------------------------------------------------
(Dollar amounts in millions)

Discounted Cash Flow Assumptions

o Five-year projection uses fiscal 2000 and 2001 from MII, and 2002 through 2004 from discussions with management of Government Operations.

o Operating income and depreciation are expected to remain flat in 2002 through 2004.

o MII is planning to make significant capital additions from fiscal year 2000 through 2004 to support the CVNX and two nuclear submarine shipsets per year.

      -     $106 million for the Nuclear Equipment Division ("NED").

      -     $23 million for the Naval Nuclear Fuels Division ("NNFD").

o MII plans to move ahead with the NED investment in the early part of fiscal year 2000. A decision on the NNFD investment is not required for several years.

o MII has modified its capital expenditure plan to reflect leasing the new NED assets:

      Fiscal Years                         2000                 2001                2002                 2003                2004
                                         -------              -------             -------              -------             -------
      Revised Capital Investment         $  16.0              $  13.0             $   9.3              $   9.6             $   9.8

o Working capital tends to be cyclical. MII expects to invest approximately $29 million from fiscal 2000 through 2003 which would be liquidated (returned to MII) in 2004.

      Fiscal Years                         2000                 2001                2002                 2003                2004
                                         -------              -------             -------              -------             -------
      Working Capital Investment         $   8.3              $   8.3             $   6.2              $   6.4             $ (29.2)

Valuation - Government Operations
--------------------------------------------------------------------------------
(Dollar amounts in millions)

                              Summary Of Cash Flows

                                                                                             Projected
                                                                -----------------------------------------------------------------
                                                    1999E          2000           2001          2002          2003          2004
                                                 --------       --------       --------       -------       -------       -------
Revenues                                         $  395.4       $  421.7       $  394.9

Operating Income1                                    41.4           41.2           37.0       $  38.1       $  39.3       $  40.4
Plus:  Depreciation1                                 12.8            9.1            9.3           9.3           9.6           9.8
                                                 --------       --------       --------       -------       -------       -------
    EBITDA                                           54.2           50.3           46.3          47.4          48.8          50.3

Less:
    Capital Expenditures1                           (11.3)         (16.0)         (13.0)         (9.3)         (9.6)         (9.8)
    Working Capital Investment1                       6.7           (8.3)          (8.3)         (6.2)         (6.4)         29.2
    Cash Taxes2                                     (16.6)         (16.5)         (14.8)        (15.2)        (15.7)        (16.2)
                                                 --------       --------       --------       -------       -------       -------
        Free Cash Flow                           $   33.0       $    9.5       $   10.2       $  16.7       $  17.2       $  53.4
                                                 ========       ========       ========       =======       =======       =======

                          Discounted Cash Flow Analysis

                                                                     Discount Rate
                                       ----------------------------------------------------------------------------
                                                     12%                                          15%
                                       -------------------------------               ------------------------------
                                               Terminal Value                               Terminal Value
                                       -------------------------------               ------------------------------
                                       5x 2004                                       5x 2004
                                        EBITDA              Perpetuity                EBITDA             Perpetuity
                                       -------              ----------               --------            ----------
Present Value Of
----------------
2000 To 2004 Cash Flows3               $  73.8                $  73.8                $  67.9               $  67.9
Terminal Value                           142.6                  166.7                  125.0                 111.0
NPV Of NED Project4                       15.0                   15.0                   15.0                  15.0
                                       -------                -------                -------               -------
    Total                              $ 231.4                $ 255.5                $ 207.8               $ 193.9
                                       =======                =======                =======               =======

----------
1     Adjusted for inflation at 3 percent per year in 2002 through 2004.
2     Calculated as 40 percent (nominal government operations tax rate) of EBIT.
3     Assumes mid-year cash flows.

4     Source: MII; uses 15 percent discount rate.

Valuation - Government Operations
--------------------------------------------------------------------------------
(Dollar amounts in millions)

o     Valuation has used several of the key comparable companies.

o     DCF value is in close agreement with indications below.

o Simmons has checked its valuation against a Salomon Smith Barney analyst report dated November 13, 1998 which used an 8.0x multiple for projected 2000 EBITDA, generating a value of $381.4 million.

o Simmons has also noted the value shown in the Merrill Analysis of $245 million.

                                    Suggested Multiple           Government        Implied Total Market
MII Fiscal Years                          Range              Operations Results           Value
----------------                    ------------------       ------------------    --------------------
1999 EBITDA                           5.0x -   6.0x               $  52.2             261.0 -  313.2
2000 EBITDA                           4.5x -   6.0x                  50.3             226.4 -  301.8
2001 EBITDA                           4.5x -   5.5x                  46.3             208.4 -  254.7

1999 Net Income                      10.0x -  12.0x                  23.81            238.0 -  285.6
2000 Net Income                       9.0x -  11.0x                  24.71            222.3 -  271.7
2001 Net Income                       9.0x -  11.0x                  22.21            199.8 -  244.2

1999 Cash Flow                        6.0x -   7.0x                  36.61            219.6 -  256.2
2000 Cash Flow                        5.0x -   6.0x                  33.81            169.0 -  202.8
2001 Cash Flow                        5.0x -   6.0x                  31.51            157.5 -  189.0
                                                                                     ---------------
    Implied Value                                                                    $210.0 - $260.0
                                                                                     ===============

----------
1     Assumes 40 percent tax rate of EBIT.

Valuation - Industrial Operations
--------------------------------------------------------------------------------

o Simmons has used several of the key public multiples of the E&C comparable group for purposes of determining a range of values.

o Simmons has checked against a Salomon Smith Barney analyst report dated November 13, 1998 which used a 6.6x multiple of 2000 EBITDA (applied to Industrial and Corporate combined).

o Simmons has also noted the value shown in the Merrill Analysis of $73 million.

                                          Suggested                  Industrial          Implied Total
          MII Fiscal Year               Multiple Range           Operations Results       Market Value
---------------------------------       --------------           ------------------    -----------------
1999 EBITDA                              4.0x -  5.5x                 $  19.0          $  76.0 - $104.5
2000 EBITDA                              4.0x -  5.5x                    16.7             66.8 -   91.9
2001 EBITDA                              4.5x -  5.0x                    17.1             77.0 -   85.5

1999 Net Income                         10.0x - 12.0x                    10.01           100.0 -  120.0
2000 Net Income                         10.0x - 12.0x                     8.81            88.0 -  105.6
2001 Net Income                          9.0x - 11.0x                     9.11            81.9 -  100.1

1999 Cash Flow                           4.5x -  6.0x                    15.11            68.0 -   90.6
2000 Cash Flow                           4.5x -  5.5x                    13.51            60.8 -   74.3
2001 Cash Flow                           4.5x -  5.5x                    13.71            61.7 -   75.4
                                                                                       ----------------
    Implied Value                                                                      $  75.0 - $ 95.0
                                                                                       ================

----------
1     Assumes 27 percent tax rate on EBIT.

Valuation - MII At March 29, 1999
--------------------------------------------------------------------------------
(Dollar amounts in millions, except per share)

                                                     Valuation Range
                                                  ---------------------
      Power Generation                            $   600.0 - $   725.0
      Government Operations                           210.0 -     260.0
      Industrial Operations                            75.0 -      95.0
      Corporate, SG&A And Other1                            (121.8)

      JRM Value (Common And Preferred)2                      850.7
      Plus: Excess Cash                                      364.9
      Less:
          Debt                                              (352.9)
          Antitrust Liability                                   --
          Environmental And Products Liability               (86.5)3
          Post-Retirement Liability                          (14.6)
                                                  ---------------------
      Total Equity Value                          $ 1,524.9 - $ 1,719.9
                                                  =====================
      Total Shares Outstanding                                60.2
                                                  ---------------------
          Value Per Share                         $   25.33 - $   28.57
                                                  =====================

----------
1     Uses 6.0x multiple of fiscal year 2000 EBITDA.
2     Uses $28.00 estimated JRM share price.
3     Post-tax (at 40 percent) balance sheet amount.

Asbestos Liability - History
--------------------------------------------------------------------------------

o     Simmons has had limited access to MII personnel to review this issue.

o As a result of exposure to asbestos contained in boiler systems manufactured by B&W, B&W is subject to products liability claims from non-employees.

o The boilers were installed in power plants, military and civilian vessels, chemical plants and other facilities from the 1940s through the early 1980s.

o     Claims began in 1983. MII is not accepting any claims after 1986.

o New OSHA regulations for handling asbestos came into effect in 1986. The asbestos remains in place. However, contractors are expected to be taking precautions to safeguard their employees.

Asbestos Liability - Insurance Coverage
--------------------------------------------------------------------------------

o MII settles claims with plaintiff asbestos attorneys and has agreements with most of its insurers to settle (providing proof of condition and exposure are provided).

o MII believes it is substantially insured for asbestos-related claims except for the insurance year 1979 and for insolvent insurers.

o 58 percent of insurance is through Lloyds; approximately 30 percent in U.S. A-rated or better; approximately 12 percent is MII's liability (1979 or insolvencies).

o MII has settled over 300,000 claims at an average cost of $4,360 per claim.

o     Total value of claims settled is almost $1.4 billion.

o MII has approximately $1.6 billion remaining in insurance coverage, of which $1.4 billion is estimated to be collectible.

Asbestos Liability - Claims History
--------------------------------------------------------------------------------

o     The claims rate rose rapidly during the 1980s following the first in 1983.

o Since early 1989, the number of claims has remained fairly constant in the 6,000 to 8,000 per quarter range.

o An increase to over 12,000 per quarter in 1995 occurred at the same time as an advertising campaign by plaintiffs attorneys seeking participants in a class action lawsuit.

o     The average amount per claim has increased over the last several years.

      Asbestos Claims History                      Average Amount Per Claim ($)
                                                   ----------------------------
                                                      Last Three     Annual
                                     Fiscal Years       Years       Average
                                     ------------     ----------    -------
      Graph depicting the number        1993                        $4,400
of asbestos claims in thousands         1994            $3,000
made against the Parent on a            1995             4,800
quarterly basis from first quarter      1996             5,500       6,500
1983 to fourth quarter 1998, the        1997             6,000
number of claims ranged from a low      1998             6,400
of 250 in the first quarter of          1999             6,9001      8,000/2/
1984, to a high of 12,525 in the        2000                         6,900/3/
second quarter of 1994, and was
5,483 in the fourth quarter of
1998


----------
1     For three years ended December 31, 1998.
2     Calendar year 1998.

2     Based on asserted claims, amount, and number of claims in backlog.

Asbestos Liability - Estimated Amount
--------------------------------------------------------------------------------
(Dollar amounts in millions)

o Estimates of future liabilities are management's best estimates based on claims history. Estimates of insurance recoveries are management's estimates based on analysis of insurers.

o     MII has not agreed to provide details of its assumptions to Simmons.

o MII estimates the future amount of claims will be approximately $708 million, and MII's pretax liability (not present value) will be $126 million.

o MII estimates the present value of its after-tax liability at $50 to $60 million.

o Merrill Lynch has estimated the present value of the after-tax liability at $185 million.

                                             Estimated Future Claims1                      Claims
                                           ---------------------------           ----------------------------
                                                             Uninsured                             Uninsured         MII Reported
           Fiscal Years                      Total            Amount2              Total             Amount             Expense
-----------------------------------        --------          ---------           ---------         ----------          ---------
1994                                       $1,122.1          $   135.1           $   112.3         $     11.1          $   155.0
1995                                          995.9              134.5               126.2               15.0               14.5
1996                                          844.0              120.8               152.0               16.2                 --
1997                                        1,082.8              178.9               188.2               18.2               72.4
1998                                          886.7              138.2               196.1               16.8                 --
Annualized 9 Months Ended 12/31/98            708.4              126.2               237.7               47.7                 --

----------
1     As of end of period.
2     Pretax, not discounted to present value.

Future Claims Scenarios - MII Projections
--------------------------------------------------------------------------------
(Dollar amounts in millions)

o MII's projection runs from calendar 1999 through 2012. Total claims are projected to be $708 million, of which $126 million is expected to be paid by MII.

      Graph depicting the amount of future asbestos claims against the Parent and against the Parent's insurance companies in millions of dollars according to the Parent's projections which show a total aggregate payout of $708 million

Future Claims Scenarios - If All Insurance Used And 1979 Capped At $140 Million
--------------------------------------------------------------------------------
(Dollar amounts in millions)

o MII estimates its liability at $185 million if claims warrant the use of all of its available insurance. This assumes MII's liability for the 1979 year is $140 million, equal to the insurance amount it was carrying (but can not use due to $500,000 per claim deductible).

      Graph depicting the amount of future asbestos claims against the Parent and against the Parent's insurance companies in millions of dollars if all the Parent's insurance is used and the Parent's liability for the 1979 year is capped at $140 million which shows total aggregate claims of $1.6 billion

Future Claims Scenarios - If All Insurance Used And No 1979 Cap
--------------------------------------------------------------------------------
(Dollar amounts in millions)

o If MII is unable to agree with its insurers to have its 1979 liability capped at $140 million, MII has calculated its liability, in order to draw down all its insurance, would be $408 million.

      Graph depicting the amount of future asbestos claims against the Parent and against the Parent's insurance companies in millions of dollars if all the Parent's insurance is used and the Parent's liability for the 1979 year is not capped at $140 million which shows total aggregate claims of $1.8 billion

Future Claims Scenarios - If All Insurance Used, No 1979 Cap And Claims Continue
--------------------------------------------------------------------------------
(Dollar amounts in millions)

o If claims continue beyond MII's insurance limits, MII would be liable for all future claims.

      Graph depicting the amount of future asbestos claims against the Parent and against the Parent's insurance companies in millions of dollars if all the Parent's insurance is used and the Parent's liability for the 1979 year is not capped at $140 million and claims continued

Asbestos Liability - Questions
--------------------------------------------------------------------------------

o     What could be the future claims rate?

      - If illness takes approximately 10 years to develop, claims may decline 10 years after the 1986 OSHA regulations became effective.

      - However, by the end of 1998 it was not clear a decline had yet occurred.

      - MII has publicly announced its expectation that there will be a significant decline in claims received in calendar 1999.

      - Illustrative model suggests MII is projecting a 33 percent annual decline in claims going forward.

------------------------------------------------------------------------------------------------------------------------------------
                                       Actual
                                      Calendar                               Estimated Calendar Years
                                      -------- -------------------------------------------------------------------------------------
                                        1998    1999     2000     2001    2002     2003     2004     2005     2006    2007     2008
                                      -------- ------   ------   ------  ------   ------   ------   ------   ------  ------   ------
Claims Received (`000)                   24.4    16.3     10.9      7.3     4.8      3.2      2.2      1.4      1.0     0.6      0.4
Claims Paid (`000)                               21.9     20.0     15.0    11.3      8.4      6.3      2.6      1.0     0.6      0.4
Average Amount Per Claim Paid1 ($'000)    8.0     6.92     6.92     7.6     8.4      9.2     10.1     11.2     12.3    13.5     14.8
                                               ------   ------   ------  ------   ------   ------   ------   ------  ------   ------
     Total Claims Paid ($'MM)                  $151.7   $138.5   $114.2  $ 94.3   $ 77.8   $ 64.2   $ 28.7   $ 11.8  $  8.6   $  6.3
                                               ======   ======   ======  ======   ======   ======   ======   ======  ======   ======
     Cumulative                                $151.7   $290.1   $404.4  $498.6   $576.4   $640.6   $669.3   $681.0  $689.7   $696.0
                                               ======   ======   ======  ======   ======   ======   ======   ======  ======   ======

-------------------------------------------------------------
Total Payout Through 2012 ($'MM)                      $708.4
Annual Growth/(Decline) Rate In Claims Received         33.3%
-------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

o     How long could claims continue?

      - As above, 10 years from the date of the OSHA regulations could mark the beginning of the end.

      -     MII's projection model runs through 2012.

      - However, a young contractor who came into contact with asbestos in 1985 could potentially make a claim anytime before approximately 2050 (based on life expectancy).

----------
1     MII is projecting annual growth in claim amounts of 10 percent.
2     From asserted claims at December 31, 1998 and number of claims in backlog.

--------------------------------------------------------------------------------

o     What is the expected future amount per claim?

      - MII is forecasting a growth rate in amount per claim of 10 percent per year.

      - Average claim amounts vary from year to year, and could decline by 14 percent in fiscal year 2000. The average growth rate from fiscal 1993 through 1999 was 10.5 percent per year, and from fiscal 1995 through 1999 was 7 percent per year.

o     What could be the effect of a declining pool of plaintiff's?

      - Asbestos litigation is an industry. There are 96 active and 50 to 60 periodically active law firms.

      - Almost all the active law firms make the vast majority of their revenues from asbestos claims.

      - The number of active firms has increased by almost 40 percent (27 firms) in the last three years.

o     What is the risk of law suits from foreign nationals?

      - The asbestos law firms do not appear to have tapped the international markets.

o     Is the existing liability reserve adequate?

      -     B&W has $273 million in claims asserted at December 31, 1998.

      - At the current run rate of 6,000 claims per quarter and $6,900 per claim, asserted claims could exceed the estimate of total future claims of $708.4 million in 2.6 years.

                 Current Annual Claims Rate ('000)                 $  24.0
                 Average Amount Per Claim ($'000)                      6.9
                                                                   -------
                             Annual Claim Run Rate ($'MM)           $165.6
                                                                   =======

                 Estimated Future Claims ($'MM)                     $708.4
                 Less Asserted Claims                               (273.0)
                                                                   -------
                             Unasserted Claims                     $ 435.4
                                                                   =======

                 Years Until All Estimated Claims Are Asserted         2.6
                                                                   =======

--------------------------------------------------------------------------------

o     Is existing insurance coverage adequate?

- At the current rate of claims with no increase in amount per claim, asserted claims could exceed total insurance coverage of $1.6 billion in under eight years.

          --------------------------------------------------------------------
          Annual Claim Run Rate ($'MM)                               $   165.6
          Available Insurance
               Recoverable                                             1,400.3
               MII Liability                                             184.8
                                                                     ---------
                    Total                                              1,585.1

          Less Asserted Claims                                          (273.0)
                                                                     ---------
               Available Insurance For Unasserted Claims             $ 1,312.1
                                                                     =========

          Years Until Claim Amounts Exceed All Available Insurance         7.9
                                                                     =========
          --------------------------------------------------------------------

o     What is B&W's liability with respect to exposure post-1986?

      -     B&W has paid 12 claims for exposure after 1986, in error.

      -     B&W refuses all claims after 1986.

o     What is B&W's exposure if all insurance is exhausted?

      - Generally B&W is subject of claim. Of over 300,000 claims, only 100 to 200 have been against other MII companies.

      - MII believes the liability resides with B&W and can not pass to other MII entities.

Apollo And Parks Township Litigation
--------------------------------------------------------------------------------

o B&W has been sued by approximately 180 plaintiffs for injuries sustained as a result of exposure to nuclear emissions from two B&W-owned facilities in Pennsylvania which manufactured nuclear fuels.

o B&W purchased the facilities from ARCO in 1971. ARCO indemnified B&W for any liabilities arising from operation prior to the sale to B&W. B&W held liability insurance related to the facilities in the amount of approximately $20 million per site at the start of the policy, increasing to approximately $160 million by the end (early 1980s).

o Although emissions never exceeded the Price-Anderson standards, B&W cleaned up the sites, reducing nuclear emissions within a short period following purchase. The facilities were shut down in the early 1980s.

o In August and September 1998 the first trial occurred involving eight plaintiffs (all chosen by the plaintiff's attorneys) in Pittsburgh. The jury awarded $36.7 million in compensatory damages against ARCO, B&W and others.

--------------------------------------------------------------------------------

o Prior to the punitive phase, B&W settled punitive damages for all 180 plaintiffs for a total of $8 million. B&W also negotiated a settlement on all compensatory damages within its insurance limit.

o B&W's insurer refused to settle. B&W has sued the insurer to force it to settle. The insurer intends to litigate all cases.

o The insurer has claimed: (i) that nuclear emissions declined rapidly after B&W purchased the facilities therefore any damages are related to the early periods of the policy during which insurance coverages were low; and
      (ii) that those coverage amounts have already been spent in litigation.

o MII has publicly announced it believes all claims will be resolved within its insurance limits. MII has paid $8 million (discussed above) and has not accrued any other amounts for this case.

o     Litigation question:

      -     What, if any, is MII's possible exposure?

Analysis Of Asset Values Tax Issue
--------------------------------------------------------------------------------

o The IRS is disputing the values at which vessels were transferred from MII to JRM in 1995 at the time of the OPI merger.

o The IRS will propose insurance values should have been used rather than appraised values.

o     If the IRS prevails

      - MII would be taxed on the additional $280.5 million in value attributable to the transferred assets.

      - JRM would benefit from over $89 million in increased tax basis of assets in its Delaware entity.

      - JRM does not benefit from the full $280.5 million in disputed basis since some of the assets were transferred to JRM's Panamanian entity.

o If the full amount of tax is payable, MII would pay tax of $1.63 per share and JRM would get a reduction of cash taxes of $0.87 per share.

                                                Tax (Payable)/Benefit
                                       --------------------------------------
                                       Total Amount1         Per Share Amount
                                       -------------         ----------------
                                        (Millions)

                    MII                   $ (98.2)                $  (1.63)

                    JRM                      34.22                    0.87

----------
1     Assumes 35 percent tax rate.
2     Undiscounted value. Reflects assets transferred to Delaware entity only.

--------------------------------------------------------------------------------

                       Analysis Of Squeeze-Out Alternative

--------------------------------------------------------------------------------

Squeeze-Out Considerations
--------------------------------------------------------------------------------

o Pursuing a squeeze-out (on the right terms) has several potential positives and negatives for JRM's public shareholders.

                Positives                                  Negatives
--------------------------------------------    --------------------------------
o     Premium to current market price           o    Potential dilution of
                                                     upside if oil service
                                                     industry continues to
                                                     recover
o     Improved investor profile

      -  Elimination of overhang               o     Potential uncertainty of
      -  Greater float/liquidity                     MII's contingencies
      -  Simpler balance sheet and company
         structure                             o    Less access to excess cash
      -  Increased research following
      -  Larger institutional following

o     Improved profile in capital markets

      -  Critical mass

o Benefit from elimination of any duplicate costs

                  Other Issues
--------------------------------------------------
o     Loss of some element of control should be considered.

o Benefit, if any, of diversification into MII's other business activities is not a significant issue.

JRM And MII Stock Performance
--------------------------------------------------------------------------------

     [Graphic comparing the Company's daily stock price close as a dollar amount and indexed to (equal to 100 on) January 1, 1996 with that of the Parent from January 1, 1996 to March 3, 1999; the Company's stock price and Parent's stock price on January 1, 1995, 1996, 1997 and 1998 and March 3, 1999 were $18.38 and $21.50, $21.88 and $16.62, $41.94 and $35.75, $24.00 and $24.25 and $20.88 and
$19.75, respectively, the indices of the Company's stock price and the Parent's stock price on March 3, 1999 were 113.6 and 91.9, respectively]

Source:  Bloomberg Financial Services.
Through March 9, 1999.

Historical Ratio Of Share Prices
--------------------------------------------------------------------------------

                                                             JRM Share
                                                             Price/MII
                                                            Share Price
                                                            -----------

      Graphic depicting     Proposed Transaction              1.150x
the ratio of the share      At March 29, 1999                 1.174x
price of the Company to     At March 9, 19991                 1.060x
that of the Parent on a     20-Day Trading Average            1.068x
daily basis from January    3-Month Average                   1.047x
1, 1996 to March 9, 1999    6-Month Average                   1.081x
and showing the exchange    12-Month Average                  1.102x
ratio proposed in the       12-Month High                     1.393x
Initial Offer (1.150x)      12-Month Low                      0.914x
by Parent and various
different exchange
ratios (up to 1.300x)


------------------------------
1     Close on day prior to announcement.

Closing Market Share Price Ratio Since Announcement On March 10, 1999
--------------------------------------------------------------------------------
(Amounts in dollars)

                              Share Prices
                         ------------------------         Share Price
       Date               JRM               MII              Ratio
-------------------      ------            ------         -----------
3/10/99                  $28.13            $24.31            1.157x

3/11/99                   29.88             25.63            1.166x

3/12/99                   30.69             26.44            1.161x

3/15/99                   28.88             24.81            1.164x

3/16/99                   29.44             25.06            1.175x

3/17/99                   30.50             26.13            1.167x

3/18/99                   30.94             26.50            1.167x

3/19/99                   30.25             25.50            1.186x

3/22/99                   30.06             25.88            1.162x

3/23/99                   29.25             25.00            1.170x

3/24/99                   29.50             25.31            1.165x

3/25/99                   29.56             25.38            1.165x

3/26/99                   30.44             25.81            1.179x

3/29/99                   31.19             26.56            1.174x


                     -------------------------------------
                     Average                        1.168x
                     -------------------------------------

Wall Street's Views On Proposed Transaction
--------------------------------------------------------------------------------

                         Rating/
                         Stock
 Analyst/Date            Price                 Selected Comments
--------------           -------   ---------------------------------------------
    DLJ                    Buy     "Expect modest sweetening of offer to lead to
  3/16/99                $28.13    win-win resolution."

                                   "Dilutive for MDR at first sight, but
                                   unlikely to be so in actuality... Based on our current estimates for FY 2000 for JRM and MDR, we estimate that this transaction will be 11 percent dilutive on EPS and 14 percent on cash flow. However, we would be amazed if the over $1 billion in cash at MDR after this transaction only earns 5 percent interest, as our current estimates assume."

TheStreet.com              N/A     "One J. Ray investor told me that's simply
  3/10/99                          too cheap for a cash-rich company that owns
                                   60 percent of the world's heavy lifting
                                   barge capacity. These are barges that sell for $150 million to $300 million a piece."

                                   "'I'm as surprised as anybody that it's an all-stock offer,' says Donaldson Lufkin & Jenrette analyst Arvind Sanger. I don't think this is done yet. I think it's the opening bid.'"

                                   "Some people on Wall Street smell a good thing, but McDermott's stock isn't racing. At last check, it was up 1 1/14 at 24 1/4.
                                   Reality: McDermott has a horrible history, and it's simply too convoluted a story for most of Wall Street to understand. For now."

Potential Transaction Multiples Compared To Comparables
--------------------------------------------------------------------------------
(Dollar amounts in millions)

                                         Exchange Ratios                  Representative
                           -------------------------------------------       Industry
                           1.150x      1.200x      1.250x      1.300x        Multiples
                           -------     ------      -------     -------   ----------------
Fiscal 1999
-----------

EBITDA                       5.2x        5.5x        5.8x        6.1x       6.0x -   7.0x
Net Income                   7.8x        8.4x        9.0x        9.6x      10.0x -  14.0x
Cash Flow                    4.7x        5.1x        5.5x        5.8x       6.5x -   7.5x

Fiscal 2000
-----------
EBITDA                       8.4x        8.9x        9.4x        9.9x       6.0x -   7.0x
Net Income                  31.0x       33.4x       35.8x       38.2x      12.0x -  16.0x
Cash Flow                    8.7x        9.4x       10.1x       10.7x       7.0x -   8.5x

Fiscal 2001
-----------
EBITDA                       7.7x        8.2x        8.6x        9.1x       5.5x -   6.5x
Net Income                  18.5x       19.9x       21.4x       22.8x      10.0x -  14.0x
Cash Flow                    8.0x        8.6x        9.2x        9.8x       6.5x -   7.5x

------------------------------
1    Excluding excess cash.


Analysis Of Potential Stock Plus Cash Offers
--------------------------------------------------------------------------------------------------
(Dollar amounts in millions)

                                                            Exchange Ratios                       Representative
                                      ---------------------------------------------------------      Industry
                                         1.150x      1.175x      1.200x      1.250x      1.300x      Multiples
                                      ---------   ---------   ---------   ---------   ---------   --------------
Per Share Value
---------------
Stock Value                           $   30.55   $   30.55   $   30.55   $   30.55   $   30.55
Added Cash                                   --        0.66        1.33        2.66        3.98
                                      ---------   ---------   ---------   ---------   ---------
   Total                              $   30.55   $   31.21   $   31.88   $   33.20   $   34.53
                                      =========   =========   =========   =========   =========

Combined Residual Pro Forma Cash       $1,049.0    $1,039.3    $1,029.6    $1,010.2   $   990.8

Multiples Analysis1
---------------------
FY 2000 EBITDA                             8.4x        8.6x        8.9x        9.4x        9.9x    6.0x -  7.0x
FY 2001 EBITDA                             7.7x        7.9x        8.2x        8.6x        9.1x    5.5x -  6.5x
FY 2000 Net Income                        31.0x       32.2x       33.4x       35.8x       38.2x   12.0x - 16.0x
FY 2001 Net Income                        18.5x       19.2x       19.9x       21.4x       22.8x   10.0x - 14.0x

------------------------------
1     Excluding excess cash.

Analysis Of Transaction Premiums
--------------------------------------------------------------------------------
(Dollar amounts in millions)

o Simmons has calculated value premiums at various exchange ratios using both the MII stock price at March 9, 19991 (one day prior to announcement) and the MII stock price at March 29, 19992 (latest close), relative to various historical JRM stock prices.

                                                                         Exchange Ratios
                                                           -------------------------------------------
                                            Historical     Proposal
                                            JRM Price       1.150x      1.200x      1.250x      1.300x
                                            ---------       ------      ------      ------      ------
Value Premium At March 9, 1999 Relative
---------------------------------------
   To Periods Ending March 9, 1999:
   --------------------------------
One Day Prior                                 $24.38          8.5%       13.2%       17.9%       22.6%
20 Day Trading Average                         23.55         12.3        17.2        22.1        27.0
Three Month Average                            24.26          9.0        13.8        18.5        23.2

Value Premium At March 29, 1999 Relative
----------------------------------------
   To Periods Ending March 9, 1999:
   --------------------------------
One Day Prior                                 $24.38         25.3%       30.7%       36.2%       41.6%
20 Day Trading Average                         23.55         29.7        35.4        41.0        46.6
Three Month Average                            24.26         25.9        31.4        36.9        42.3

------------------------------
1     $23.00 per share.
2     $26.56 per share.

Analysis Of Transaction Premiums - Adjusted For Industry Recovery
--------------------------------------------------------------------------------

o Simmons has calculated value premiums (at various exchange ratios) relative to historical JRM stock prices after adjustment for the recent oil service recovery. Simmons has also calculated effective premiums (to adjusted stock prices) if no premium is attached to excess cash.

                                      Historical JRM Share Price                  Exchange Ratios
                                      --------------------------      -------------------------------------------
                                                    Adjusted For
                                                     Industry         Proposal
                                         Actual      Recovery          1.150x      1.200x      1.250x      1.300x
                                         ------      --------          ------      ------      ------      ------
Value Premium At March 29, 1999
-------------------------------
   Relative To Periods Ending March
   --------------------------------
   9, 1999:
   -------
One Day Prior                            $24.38       $28.34            7.8%       12.5%       17.2%       21.8%
20 Day Trading Average                    23.55        27.80            9.9        14.7        19.4        24.2
Three Month Average                       24.26        28.30            8.0        12.6        17.3        22.0

Value Premium At March 29, 1999 (If
-----------------------------------
   No Premium On Excess Cash)
   --------------------------
   Relative To Periods Ending March
   --------------------------------
   9, 1999
   -------
One Day Prior                            $24.38       $28.34           14.8%       23.8%       32.7%       41.6%
20 Day Trading Average                    23.55        27.80           19.2        28.4        37.7        46.9
Three Month Average                       24.26        28.30           15.2        24.1        33.0        42.0

Relative Valuation Analysis
--------------------------------------------------------------------------------

                                            Results                  Unadjusted Contribution (Percent)1
                              ----------------------------------    ------------------------------------        Implied
      Fiscal Years            Beneficial2 JRM    Beneficial2 MII    Beneficial2 JRM      Beneficial2 MII     Exchange Ratio1
      ------------            ---------------    ---------------    ---------------      ---------------     ---------------
Revenues
--------
1997                             $   475.2           $2,675.7             15.1%               84.9%               0.865x
1998                                 669.5            3,033.5             18.1                81.9                1.010x
1999(E)                              407.1            2,700.2             13.1                86.9                0.773x
2000(P)                              264.4            2,638.9              9.1                90.9                0.598x
2001(P)                              386.7            2,992.1             11.4                88.6                0.669x

EBITDA
------
1997                            $     33.2         $     53.1             38.5%               61.5%               2.283x
1998                                  70.9              273.1             20.6                79.4                1.140x
1999(E)                               50.8              258.8             16.4                83.6                0.928x
2000(P)                               31.4              233.9             11.8                88.2                0.716x
2001(P)                               34.1              280.1             10.9                89.1                0.673x

EBIT
----
1997                           $      (0.4)        $    (64.9)             NMF                 NMF                   NMF
1998                                  37.0              164.6             18.4%               81.6%               1.024x
1999(E)                               33.2              178.5             15.7                84.3                0.892x
2000(P)                               14.0              158.9              8.1                91.9                0.555x
2001(P)                               19.1              209.7              8.3                91.7                0.566x

Net Income3
-----------
1997                            $    (13.7)         $  (129.1)             NMF                 NMF                   NMF
1998                                  13.6               33.5             28.8%               71.2%               1.340x
1999(E)                               27.1              104.1             20.7                79.3                1.031x
2000(P)                                6.8               65.6              9.4                90.6                0.658x
2001(P)                               11.4              100.9             10.2                89.8                0.682x

Cash Flow3
----------
1997                            $     19.9        $     (11.1)             NMF                 NMF                   NMF
1998                                  47.4              141.9             25.0%               75.0%               1.192x
1999(E)                               44.8              184.4             19.5                80.5                0.991x
2000(P)                               24.3              140.6             14.7                85.3                0.827x
2001(P)                               26.5              171.3             13.4                86.6                0.784x

                                                                                      ----------------------------------
                                                                                      Mean4                       0.870x
                                                                                      Median                      0.846x
                                                                                      ----------------------------------
                                                                                      ----------------------------------
                                                                                      Proposed Transaction        1.150x
                                                                                      ----------------------------------

----------

1 In computing the implied exchange ratios, the relative contributions have been adjusted to include the effects of excess cash, debt, preferred stock and certain other liabilities.

2 Reflects revenues, costs, etc. of JRM in proportion to the ownership interest of the public shareholders. MII results include results of JRM in proportion to MII ownership of JRM.

3     Adjusted to exclude income from interest on excess cash.

4     Excluding high and low values.

Comparable Minority Squeeze Out Premium Analysis
--------------------------------------------------------------------------------
(Dollar amounts in millions, except per share)

o Squeeze outs in which stock is issued to the sellers typically occur at lower premiums than cash transactions since the sellers often retain some upside potential. In addition, the stock transactions typically involve the sellers receiving a stock which reflects much of the intrinsic value of the stock they are selling. This also tends to lower the premium paid.

                                                                                                           Premium: Closing
                                                                                                          Valuation Relative
                                                                                                       To Historical Share Prices
                                                                                                     ------------------------------
                                                                     Date     Transaction   Percent  One-Day   One-Week  Four Weeks
         Acquiror                     Subsidiary                   Announced     Value     Acquired   Prior      Prior      Prior
-------------------------------  --------------------------        ---------  -----------  --------  -------   --------  ----------
Cash Transactions1
------------------
WMX Technologies                 Chemical Waste Management           7/28/94   $   397.4     21.4%     10.6%       8.9%       1.1%
GTE Corp.                        Contel Cellular, Inc.               9/08/94       254.3     10.0      43.7       37.8       36.0
Pacificorp                       Pacific Telecom                    11/02/94       159.0     13.4      23.7       23.7       23.7
Fleet Financial Group            Fleet Mortgage Group               12/28/94       188.1     19.0      19.4       18.5       18.5
Club Mediterrenee SA             Club Med Inc.                       4/05/94       153.4     33.0      41.4       39.9       44.6
COBE Laboratories SA (Gambro AB) REN Corp-USA                        7/14/95       182.1     47.0      27.0       20.3       26.0
Novartis AG                      SyStemix Inc.                       5/27/96       107.6     26.8      25.6       23.1       25.3
Zurich Versicherungs GmbH        Zurich Reinsurance Centre           1/13/97       319.0     34.0      17.1       18.5       11.6
Mafco Holdings Inc.              Mafco Consolidated Group            1/21/97       116.8     15.0      23.5       23.5       27.6
Monsanto, Inc.                   Calgene Inc.                        1/28/97       242.6     43.7      62.0       60.0       60.0
Anthem, Inc.                     Acordia, Inc.                       6/02/97       193.2     33.2      12.7       11.5       26.0
Investor Group                   BET Holdings, Inc.                  3/17/98       462.3      N/A      53.7       58.5       58.2
Dow AgroSciences (Dow Chemical)  Mycogen Corp.                       4/30/98       355.2      N/A      41.8       40.0       52.4
Usinor SA                        J&L Specialty Steel, Inc.           9/23/98       115.0     46.5     100.0      112.5       37.8

------------------------------------------------------------------------------------------------------------------------------------
    Mean2                                                                      $   223.0     28.6%     32.6%      31.3%      32.3%
    Median                                                                         190.7     29.9      26.3       23.6       26.8
------------------------------------------------------------------------------------------------------------------------------------

Stock Transactions3
-------------------
National Intergroup, Inc.        FoxMeyer Corp                      3/01/94    $   79.7      19.5%     7.1%        9.1%      11.2%
Ogden Corp.                      Ogden Projects, Inc.               6/06/94       110.3      15.8      5.8        17.6       20.5
Conseco, Inc.                    Bankers Life Holding               8/26/96       120.8      11.5     14.9        10.5       11.7
Apartment Investment
  And Management Company         NHP, Inc.                          2/20/97       114.5      44.9     28.3        25.2       16.9
World Access, Inc.               NACT Telecommunications            1/20/98        53.1      32.0     12.0        12.5       16.7
ISP Holdings, Inc.               International Specialty Products   3/30/98       324.5      16.2      4.3         1.7       14.5

------------------------------------------------------------------------------------------------------------------------------------
    Mean2                                                                      $   106.3     20.9%      9.9%      12.4%      15.6%
    Median                                                                         112.4     17.9       9.5       11.5       15.6
------------------------------------------------------------------------------------------------------------------------------------

Source:  Securities Data Corporation.

----------
1 Cash transactions in the $100 million to $1 billion range since January 1, 1994.

2     Excluding high and low.
3 Common stock issued to sellers. Transactions over $50 million since January 1, 1994.

Minority Squeeze Out Premium Analysis - Comparable Stock Transactions1
--------------------------------------------------------------------------------

                                                                              Date       Transaction Percent
                 Acquiror                            Subsidiary            Announced      Value     Acquired
-------------------------------------------  ------------------------      ---------      -----     --------
National Intergroup, Inc.                    FoxMeyer Corp                   3/01/94   $     79.7      19.5%
Ogden Corp.                                  Ogden Projects, Inc.            6/06/94        110.3      15.8
Conseco, Inc.                                Bankers Life Holding            8/26/96        120.8      11.5
Apartment Investment And Management Company  NHP, Inc.                       2/20/97        114.5      44.9
World Access, Inc.                           NACT Telecommunications         1/20/98         53.1      32.0
                                             International Specialty
ISP Holdings, Inc.                               Products                    3/30/98        324.5      16.2

-----------------------------------------------------------------------------------------------------------------
    Mean2                                                                               $   106.3      20.4%
    Median                                                                                  112.4      17.9
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
1.150x   Current Premium                                                                $   446.2      37.2%
         Adjusted For Oil Service Recovery
         Adjusted For Oil Service Recovery And No Premium On Excess Cash
1.200x   Current Premium                                                                $   465.6      37.2%
         Adjusted For Oil Service Recovery
         Adjusted For Oil Service Recovery And No Premium On Excess Cash
1.250x   Current Premium                                                                $   485.0      37.2%
         Adjusted For Oil Service Recovery
         Adjusted For Oil Service Recovery And No Premium On Excess Cash
1.300x   Current Premium                                                                $   504.4      37.2%
         Adjusted For Oil Service Recovery
         Adjusted For Oil Service Recovery And No Premium On Excess Cash
-----------------------------------------------------------------------------------------------------------------

                                                                          Premium: Closing Valuation     Premium: Closing Exchange
                                                                                   Relative            Ratio Relative To Historical
                                                                          To Historical Share Prices         Share Price Ratios
                                                                         ---------------------------   ----------------------------
                                                                                              Four                          Four
                                                                         One-Day   One-Week   Weeks     One-Day  One-Week   Weeks
                 Acquiror                            Subsidiary           Prior    Prior      Prior      Prior   Prior       Prior
-------------------------------------------  ------------------------     -----    -----      -----      -----   -----       -----

National Intergroup, Inc.                    FoxMeyer Corp                  7.1%      9.1%      11.2%    1.7%     3.6%       4.7%
Ogden Corp.                                  Ogden Projects, Inc.           5.8      17.6       20.5     5.8     15.6       13.6
Conseco, Inc.                                Bankers Life Holding          14.9      10.5       11.7   (22.5)   (26.5)     (30.4)
Apartment Investment And Management Company  NHP, Inc.                     28.3      25.2       16.9    28.3     27.0       21.2
World Access, Inc.                           NACT Telecommunications       12.0      12.5       16.7    23.1     29.7        3.0
                                             International Specialty

ISP Holdings, Inc.                               Products                   4.3       1.7       14.5     N/A     N/A        N/A

---------------------------------------------------------------------------------------------------------------------------------
    Mean2                                                                   9.9%     12.4%      15.6%   10.2%    15.4%       7.1%
    Median                                                                  9.5      11.5       15.6     5.8     15.6        4.7
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
1.150x   Current Premium                                                   25.3%     45.0%      24.4%    8.5%     9.9%       7.7%
         Adjusted For Oil Service Recovery                                  7.8      22.3        6.4
         Adjusted For Oil Service Recovery And No Premium On Excess Cash   14.9      48.4       12.1
1.200x   Current Premium                                                   30.7%     51.4%      29.8%   13.2%    14.7%      12.4%
         Adjusted For Oil Service Recovery                                 12.5      27.7       11.1
         Adjusted For Oil Service Recovery And No Premium On Excess Cash   23.8      60.0       20.8
1.250x   Current Premium                                                   36.2%     57.7%      35.2%   17.9%    19.4%      17.0%
         Adjusted For Oil Service Recovery                                 17.2      33.0       15.7
         Adjusted For Oil Service Recovery And No Premium On Excess Cash   32.7      71.5       29.5
1.300x   Current Premium                                                   41.6%     64.0%      40.6%   22.7%    24.2%      21.7%
         Adjusted For Oil Service Recovery                                 21.8      38.3       20.3
         Adjusted For Oil Service Recovery And No Premium On Excess Cash   41.6      83.1       38.2
---------------------------------------------------------------------------------------------------------------------------------

Source:  Securities Data Corporation

----------
1 Common stock issued to sellers. Transactions over $50 million since January 1, 1994.
2     Excluding high and low.

Effective Premium Analysis - Pre-Transaction Share Analysis
-------------------------------------------------------------------------------
(Dollar amounts in millions, except per share)

o If JRM's shareholders exchange JRM shares for shares of MII, they give up stock representing excess cash plus value of JRM's business, less debt and certain other liabilities. In return, they receive MII stock which includes some amount of excess cash and value of JRM business, as well as value of MII businesses, less debt and certain liabilities.

o Simmons has considered this in analyzing premiums in a potential transaction. Simmons has examined two alternative methods of calculating effective premiums.

o     The analysis looks at pre-announcement share values.

                                                  JRM                            MII
                                       -----------------------        -----------------------
                                         Total         Per Share        Total         Per Share
                                         -----         ---------        -----         ---------
Excess Cash                            $   528.7       $  13.46       $   893.6       $  14.85
Value Of MII Non-JRM Business1                --             --           711.7          11.83
Value Of JRM Business1                     590.7          15.04           590.7           9.82
                                       ---------       --------        --------       --------
   Total                                 1,119.5          28.50         2,196.0          36.50
Less:
   Debt                                     (2.1)         (0.05)         (355.0)         (5.90)
   Antitrust Liability                        --             --              --             --
   Products Liability                         --             --           (86.5)         (1.44)
   Post-Retirement Benefit                    --             --           (14.6)         (0.24)
   Minority Interest                          --             --          (356.0)         (5.92)
   Preferred Stock                        (160.0)         (4.07)               --            --
                                       ---------       --------        --------       --------
     Equity Value                      $   957.3       $  24.38        $1,384.0       $  23.00
                                       =========       ========        ========       ========

----------
1     Determined from public share values.

Effective Premium Analysis - Transaction Premiums (Alternative #1)
--------------------------------------------------------------------------------

o Simmons has calculated various effective premiums represented by what JRM's shareholders may receive in value of MII non-JRM business to their proportionate loss in net excess cash and value of JRM's business.

o The proposed exchange ratio would generate an effective premium of 23.0 percent.

                                       JRM
                                   Shareholders
                                  Pre-Transaction        JRM Shareholders Post-Transaction
                                  ---------------  ---------------------------------------------------
                                                             Proposal
Exchange Ratio                                      1.060x     1.150x     1.200x     1.250x     1.300x
                                                    ------     ------     ------     ------     ------
Nominal Premium To JRM                                 0.0%       8.5%      13.2%      18.0%      22.7%
Shareholders
Net Excess Cash1                     $  9.33       $  6.13    $  6.54    $  6.76    $  6.97    $  7.19
Value Of JRM Business                  15.04          8.28       8.83       9.12       9.41       9.70
Value Of MII Non-JRM Business             --          9.97      11.09      11.72      12.36      13.01
                                     -------       -------    -------    -------    -------    -------
   Net Share Value                   $ 24.38       $ 24.38    $ 26.45    $ 27.60     $28.75     $29.90
                                     =======       =======    =======    =======    =======    =======
JRM Shareholders' Losses
   Net Excess Cash                                 $ (3.20)   $ (2.80)   $ (2.58)   $ (2.36)   $ (2.15)
   Value Of JRM Business                             (6.77)     (6.21)     (5.92)     (5.63)     (5.34)
                                                   -------    -------    -------    -------    -------
     Total Losses                                    (9.97)     (9.01)     (8.49)     (7.99)     (7.49)
JRM Shareholders' Gains
   Value Of MII Non-JRM Business                      9.97      11.09      11.72      12.36      13.01
                                                   -------    -------    -------    -------    -------
     Net Gain                                      $    --    $  2.08    $  3.23    $  4.38    $  5.53
                                                   =======    =======    =======    =======    =======
Effective Premium                                      0.0%      23.0%      38.0%      54.8%      73.8%
                                                   =======    =======    =======    =======    =======

----------
1 Excess cash (cash in excess of 5 percent of revenues), less debt, preferred stock, and products, post-retirement benefit and antitrust suit liabilities.

Effective Premium Analysis - Transaction Premiums (Alternative  #2)
--------------------------------------------------------------------------------

o This alternative method of analyzing effective premiums looks at JRM's shareholders' gains relative to their proportionate loss of JRM excess cash and JRM business value, net of JRM liabilities.

o The proposed exchange ratio would generate an effective premium of 27.0 percent.

                                                      JRM Shareholders Post-Transaction
                                         -----------------------------------------------------------
                                                     Proposal
Exchange Ratio                           1.060x       1.150x       1.200x        1.250x       1.300x
                                         ------       ------       ------        ------       ------
Nominal Premium To JRM Shareholders         0.0%         8.5%         13.2%        18.0%        22.7%

JRM Shareholders' Losses
   JRM Excess Cash                      $ (6.06)     $ (5.56)     $ (5.30)      $ (5.04)       (4.78)
   Value Of JRM Business                  (6.77)       (6.21)       (5.92)        (5.63)       (5.34)
   Less:  JRM Liabilities1                 4.09         4.09         4.09          4.09         4.09
                                        -------      -------      -------       -------      -------
     Total Losses                         (8.72)       (7.68)       (7.12)        (6.57)       (6.03)
JRM Shareholders' Gains
   MII Excess Cash                         5.11         5.45         5.64          5.82         5.99
   Value Of MII Non-JRM Business           9.97        11.09        11.72         12.36        13.01
   Less:  MII Liabilities2                (6.36)       (6.78)       (7.02)        (7.24)       (7.45)
                                        -------      -------      -------       -------      -------
     Total Gains                           8.72         9.76        10.34         10.94        11.55
                                        -------      -------      -------       -------      -------
Net Gain                                $    --      $  2.08      $  3.23       $  4.38      $  5.53
                                        =======      =======      =======       =======      =======
Effective Premium                           0.0%        27.0%        45.3%         66.6%        91.7%
                                        =======      =======      =======       =======      =======

----------
1     JRM debt, antitrust liability and preferred stock.
2     MII debt and antitrust, products and post-retirement liabilities.

Effective Premium Analysis
--------------------------------------------------------------------------------

o The effective premium analysis has been repeated using the $26.56 MII closing price on March 29, 1999 and the estimated JRM share price (adjusted for the recent industry recovery) of $28.00.

o The results of the March 9, 1999 analysis is very close to the updated analysis.

                                                      JRM Shareholders Post-Transaction
                                         -----------------------------------------------------------
                                                     Proposal
Exchange Ratio                           1.060x       1.150x       1.200x        1.250x       1.300x
                                         ------       ------       ------        ------       ------
Nominal Premium To JRM Shareholders        0.0%        8.5%         13.2%         18.0%        22.7%

Effective Premiums Using Alternative #1
---------------------------------------
Share Prices As Of 3/9/99                  0.0%       23.0%         38.0%         54.8%        73.8%
MII Price As Of 3/29/99, JRM Price Of      0.0        24.2          39.1          55.7         74.4
   $28.001

Effective Premiums Using Alternative #2
---------------------------------------
Share Prices As Of 3/9/99                  0.0%       27.0%         45.3%         66.6%        91.7%
MII Price As Of 3/29/99, JRM Price Of      0.0        27.7          45.3          65.7         89.3
   $28.001

----------
1     JRM historical share price adjusted for industry recovery.

Public Company Acquisition Premiums
--------------------------------------------------------------------------------

o Simmons has compared effective premiums at various exchange ratios to premiums in acquisitions of public companies.

o In acquisitions of public companies, transactions in which sellers retain some future upside through receiving stock tend to generate lower premiums.

                            Analysis Of Average Acquisition Premiums1

                          Cash                    Cash/Stock                   Stock
                -----------------------    ----------------------    -----------------------
                 Number Of                  Number Of                 Number Of
                Transactions    Premium    Transactions   Premium    Transactions    Premium
                ------------    -------    ------------   -------    ------------    -------
1994                47            46.3%        100          39.4%          62         33.0%
1995                66            41.7         130          35.5           77         32.3
1996                74            33.7         147          31.6           93         30.5
1997               123            32.1         252          30.2          155         27.8
1998               117            31.1         224          30.1          126         28.1
1999 YTD2           30            27.5          51          29.4           27         34.0

-------------------------------------------------------------------------------------------
Weighted Average                  34.7%                     32.2%                     29.9%
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
                                                             Exchange Ratio
                                             ----------------------------------------------
                                             Proposal
Effective Transaction                         1.150x       1.200x       1.250x       1.300x
                                              ------       ------       ------       ------
Premiums3
---------
   Using Alternative #1                        23.0%        38.0%        54.8%        73.8%
   Using Alternative #2                        27.0         45.3         66.6         74.4
-------------------------------------------------------------------------------------------

----------
1 Calculated using closing value relative to seller's value one-day prior to announcement.
2 Through March 9, 1999. Transactions in the range of $100 million to $1 billion in size.

3     Uses share prices as of March 9, 1999.

Premiums In Recent Public Oil Service M&A Transactions
--------------------------------------------------------------------------------

o Simmons has compared effective premiums at various exchange ratios to premiums in recent acquisitions of public oil service companies.

                                                                                                                  Offer Premium1
                                                                                                                 Relative To Share
                                                                                                                Price One-Day Prior
Date Announced             Target Name                            Acquiror Name                     Stock/Cash    To Announcement
--------------             -----------                            -------------                     ----------    ---------------
   01/19/98       GeoScience Corp (Tech-Sym Corp.)2           Core Laboratories NV                      S/C             30.2%
   10/30/98       Pool Energy Services Co.                    Nabors Industries, Inc.                    S              51.3
   10/29/98       Superior Energy Services2                   Parker Drilling Co.                        S              16.5
   05/10/98       Western Atlas, Inc.                         Baker Hughes, Inc.                         S              21.3
   03/04/98       Weatherford Enterra, Inc.                   EVI, Inc.                                  S              14.0
   02/26/98       Dresser Industries, Inc.                    Halliburton Company                        S               7.6
   12/16/97       Matrix Services Corporation2                ITEQ, Inc.                                S/C             12.4
   12/15/97       Christiana Cos Inc.                         EVI, Inc.                                 S/C              6.2
   07/23/97       Astrotech International Corp.               ITEQ, Inc.                                 S              40.3
   07/10/97       Reading & Bates Corporation                 Falcon Drilling Company                    S              16.6
   05/14/97       Dreco Energy Services, Ltd.                 National-Oilwell, Inc.                     S              21.9
   05/06/97       BW/IP, Inc.                                 Durco International, Inc.                  S              (5.5)
   04/17/97       Drilex International, Inc.                  Baker Hughes, Inc.                         S               9.4
   02/27/97       Production Operators Corporation            Camco International, Inc.                  S              22.9
   09/17/96       Bettis Corporation                          Daniel Industries, Inc.                    S              13.0
   04/26/96       EnServ Corporation                          Precision Drilling Corporation            S/C              6.8
   12/08/95       Arethusa                                    Diamond Offshore                           S               6.4
   03/13/95       Wilrig                                      Transocean                                 S               9.1
   06/13/94       Chiles Offshore                             Noble Drilling Corp.                       S               5.0
   05/23/94       Wheatley TXT Corporation                    Dresser Industries, Inc.                   S              37.0
   04/11/94       Fischer & Porter Co.                        Elsag Bailey Process                       C               7.2
   09/07/93       Baroid Corporation                          Dresser Industries, Inc.                   S              19.3

                                      ------------------------------------------------------------------------------------------
                                      Range3                                                                        5.0% - 40.3%
                                      Mean3                                                                             16.2%
                                      Median                                                                            13.5
                                      ------------------------------------------------------------------------------------------

                                      ------------------------------------------------------------------------------------------
                                                                                              Exchange Ratios
                                                                            -------------------------------------------------
                                                                            Proposal
                                      Effective Transaction Premiums4        1.150x         1.200x        1.250x       1.300x
                                                                            --------        ------        ------       ------
                                           Using Alternative #1               23.0%          38.0%         54.8%        73.8%
                                           Using Alternative #2               27.0           45.3          66.6         74.4
                                      ------------------------------------------------------------------------------------------

----------
1     Calculated using acquiror's share price one-day prior to announcement.
2     Not completed.
3     Excludes high and low values.

4     Uses share prices as of March 9, 1999.

Acquisition Assumptions
--------------------------------------------------------------------------------

o Effect on MII's earnings per share in projected 2000 and 2001 of a squeeze out was examined.

o     The proposed exchange ratio of 1.150x was used.

o Goodwill of approximately $229 million from the transaction was amortized over 15 years, consistent with the period used on the Offshore Pipelines, Inc. merger. Stock prices from closing on March 29, 1999 were used to determine goodwill.

o     Consolidation cost savings of $5 million1 in SG&A were assumed. Source:
      MII management.

----------
1     Pretax amount. Tax rate assumed at 38 percent.

Projected FY 2000 Pro Forma Income Statement
--------------------------------------------------------------------------------
(Dollar amounts in millions, except per share amounts)

o     The proposed transaction is dilutive to MII's EPS and CFPS in FY 2000.

                                       Consolidated
                                            MII            JRM       Adjustments        Combined
                                       ------------     ---------    -----------        --------
Revenues                                 $2,903.3       $   839.8                       $2,903.3
Cost Of Sales                             2,337.8           659.7                        2,337.8
                                        ---------      ----------                      ---------
   Gross Profit                             565.4           180.0                          565.4
   Gross Profit Margin                       19.5%           21.4%                          19.5%
SG&A Expense                                315.2            86.4    $      (5.0)          310.2
Equity Expense/(Income)                      (9.4)           (6.1)            --            (9.4)
                                        ---------      ----------    -----------       ---------
   EBDIT                                    259.6            99.8            5.0           264.6
   EBDIT Margin                               8.9%           11.9%                           9.1%
Depreciation                                 92.4            55.4                           92.4
Interest Expense/(Income)                   (20.5)          (23.3)                         (20.5)
Other Expense/(Income)                        0.5            (3.8)                           0.5
Minority Interest                            11.5              --          (17.6)           (6.1)
Goodwill Amortization                          --              --           15.3            15.3
                                        ---------      ----------    -----------       ---------
   Pretax Income                            175.6            71.4            7.3           183.0
Taxes                                        64.0            16.8            1.9            65.9
                                        ---------      ----------    -----------       ---------
   Net Income                               111.6            54.7            5.4           117.0
Less:  Dividends On Series A                   --             7.2                             --
                                        ---------      ----------    -----------       ---------
   Preferred Stock
   Net Income To Common                 $   111.6      $     47.5    $       5.4       $   117.0
                                        =========      ==========    ===========       =========
   Net Income Margin                          3.8%            5.7%                           4.0%
                                        =========      ==========    ===========       =========

-------------------------------------------------------------------------------------------------
Shares Outstanding1                          60.2            39.3           16.8            77.0
Earnings Per Share                      $    1.85      $     1.21                      $    1.52
EPS Accretion/(Dilution)                                                                   (0.33)
Cash Flow Per Share                     $    3.39      $     2.62                      $    2.92
CFPS Accretion/(Dilution)                                                                  (0.47)
-------------------------------------------------------------------------------------------------

----------

1     Includes options.

Projected FY 2001 Pro Forma Income Statement
--------------------------------------------------------------------------------
(Dollar amounts in millions, except per share amounts)

o     The proposed transaction is dilutive to MII's EPS and CFPS in FY 2001.

                                       Consolidated
                                            MII            JRM       Adjustments        Combined
                                       ------------     ---------    -----------        --------
Revenues                                $  3,378.7     $   1,228.1                     $  3,378.7
Cost Of Sales                              2,763.0         1,040.7                        2,763.0
                                        ----------     -----------    -----------      ----------
   Gross Profit                              615.7           187.4                          615.7
   Gross Profit Margin                        18.2%           15.3%                          18.2%
SG&A Expense                                 317.5            86.2   $       (5.0)          312.5
Equity Expense/(Income)                       (9.9)           (7.3)            --            (9.9)
                                        ----------     -----------    -----------      ----------
   EBDIT                                     308.1           108.5            5.0           313.1
   EBDIT Margin                                9.1%            8.8%                           9.3%
Depreciation                                  85.4            47.8                           85.4
Interest Expense/(Income)                    (18.0)          (21.6)                         (18.0)
Other Expense/(Income)                        (0.1)           (4.0)                          (0.1)
Minority Interest                             15.0              --          (22.4)           (7.3)
Goodwill Amortization                           --                           15.3            15.3
                                                                --
                                        ----------     -----------    -----------      ----------
   Pretax Income                             225.8            86.3           12.1           237.8
Taxes                                         81.9            18.9            1.9            83.8
                                        ----------     -----------    -----------      ----------
   Net Income                                143.9            67.4           10.2           154.0
Less:  Dividends On Series A                    --             7.2
   Preferred Stock                                                                             --
                                        ----------     -----------    -----------      ----------
   Net Income To Common                 $    143.9     $      60.2    $      10.2      $    154.0
                                        ==========     ===========    ===========      ==========
   Net Income Margin                           4.3%            4.9%                           4.6%
                                        ==========     ===========                     ==========

-------------------------------------------------------------------------------------------------
Shares Outstanding1                           60.2            39.3           16.8            77.0
Earnings Per Share                     $      2.39     $      1.53                    $      2.00
EPS Accretion/(Dilution)                                                                    (0.39)
Cash Flow Per Share                    $      3.81     $      2.75                    $      3.31
CFPS Accretion/(Dilution)                                                                   (0.50)
-------------------------------------------------------------------------------------------------

----------

1     Includes options.

Post-Transaction Effect On EPS And CFPS
--------------------------------------------------------------------------------
(Amounts in dollars)

o The proposed transaction is accretive to JRM's shareholders in both FY 2000 and 2001.

o The proposed transaction is dilutive to MII's shareholders in both FY 2000 and 2001.

                                     Pre-Transaction Results
                      -----------------------------------------------------
             JRM      $  1.21        $  2.62         $  1.53        $  2.75
             MII         1.85           3.39            2.39           3.81

                              Post-Transaction Accretion/(Dilution)
                      -----------------------------------------------------
                             FY 2000                         FY 2001
                      ----------------------         ----------------------
                        EPS            CFPS            EPS            CFPS
                      -------        -------         -------        -------
             JRM
--------------------
   1.150x             $  0.54        $  0.74         $  0.77        $  1.06
   1.200x                0.58           0.85            0.83           1.19
   1.250x                0.62           0.97            0.88           1.31
   1.300x                0.66           1.07            0.94           1.44

             MII
--------------------

   1.150x             $ (0.33)       $ (0.47)        $ (0.39)       $ (0.50)
   1.200x               (0.36)         (0.50)          (0.42)         (0.53)
   1.250x               (0.39)         (0.52)          (0.46)         (0.56)
   1.300x               (0.42)         (0.55)          (0.49)         (0.59)

Post-Transaction Effect On EPS And CFPS - All Cash Transaction
--------------------------------------------------------------------------------
(Amounts in dollars)

o A transaction in which JRM's shareholders received 100 percent cash was analyzed at various acquisition prices.

o The all cash transaction is dilutive to MII's EPS for both FY 2000 and 2001 at each of the purchase prices analyzed. Cash flow per share is accretive in FY 2001 if the shares could be purchased for less than $31 per share.

                                       Pre-Transaction MII Results
                          -----------------------------------------------------
                          $  1.85        $  3.39         $  2.39        $  3.81

                                  Post-Transaction Accretion/(Dilution)
                          -----------------------------------------------------
                                  FY 2000                         FY 2001
                          -----------------------        ----------------------
Ratio     Share Price        EPS            CFPS            EPS            CFPS
-----     -----------      --------       --------        --------       -------
1.150x     $  30.55       $ (0.31)       $ (0.06)        $ (0.24)       $  0.02
1.200x        31.88         (0.35)         (0.08)          (0.28)          0.00
1.250x        33.20         (0.39)         (0.10)          (0.32)         (0.02)
1.300x        34.53         (0.43)         (0.12)          (0.36)         (0.04)

--------------------------------------------------------------------------------
                             Strategic Alternatives
--------------------------------------------------------------------------------

Strategic Alternatives
--------------------------------------------------------------------------------

o Simmons has considered a variety of alternatives for the publicly held shares of JRM.

      Organizational chart describing the strategic alternatives the Company could pursue instead of the Combination, as described on following pages

--------------------------------------------------------------------------------
                       Public Continues To Hold JRM Shares

--------------------------------------------------------------------------------

Continue To Hold Shares
--------------------------------------------------------------------------------

o JRM's shareholders should consider the positives and negatives of continuing to hold their JRM shares (i.e. of rejecting MII's proposal to acquire their shares in exchange for MII stock), including:

Positives
---------

Potential benefit from any industry recovery is not diluted.

Avoid uncertainty of MII contingencies.

Retain access to excess cash in a volatile environment.

Potential benefit of strategic growth plan is not diluted.

Negatives
---------
Loss of potential premium to current market values.

Do not gain enhanced stock liquidity.

Do not benefit from enhanced investor profile (critical mass, simpler balance sheet and company structure, elimination of overhang).

Do not benefit from enhanced profile in capital markets.

Do not benefit from potential elimination of duplicate costs.

--------------------------------------------------------------------------------

o     Industry conditions have improved recently:

      - Industry stock values, measured by the OSX, reached a low point in late August/September 1998. Subsequently, stock values staged a series of recoveries. However, with little change in industry fundamentals, the OSX fell back to its August/September 1998 low levels.

      - Beginning in early March 1999, expectations of OPEC production cuts (which were subsequently agreed upon) and the first signs of declining production and inventory levels due to lower E&P activity, appear to have driven an improvement in industry conditions. As a result, stock values have recovered with the OSX increasing by over 50 percent since March 1.

      - Any continued improvement however, is dependent upon a wide variety of unpredictable factors including OPEC adherence to its recently-agreed cuts.


o Past performance of JRM stock has been strong during up cycles in the oil service industry:

      -     Peak JRM/MII share price ratio in Q3/Q4 1997: 1.325x

      -     Peak share price in Q3/Q4 1997: $52.25

      - As late as August 1998, analysts were forecasting JRM stock prices above $50.00 per share:


                                                              12-Month
                     Analyst               Date             Price Target
                ----------------------  -----------        --------------
                Prudential Securities     7/27/98              $52.00
                DLJ                       8/12/98               53.00

o However, JRM's shareholders have no assurance that industry conditions will continue to recover, nor that JRM's share price would perform as it has in the past during such recovery.

--------------------------------------------------------------------------------
                          Strategic Acquisition Program
--------------------------------------------------------------------------------

Strategic Acquisition Program
--------------------------------------------------------------------------------

o There are several possible acquisitions which could strategically expand JRM's capabilities or strengthen its position in key geographic markets.

          Strategic Candidates                       Consolidation Candidates
       ------------------------------             ------------------------------
       Aker Martime                               Bay Offshore
       AMEC                                       Gulf Island Fabrication
       Allseas Marine                             TransCoastal Marine Services
       Bluewater                                  Unifab International
       Bouygues Offshore                          Others
       Cal Dive International                        Dynamic Offshore
       DrilQuip                                     Grand Isle Shipyard
       DSND Group                                    Houma Industries
       Friede Goldman                                NATCO
       Global Industries                             Omega Service Industries
       Horizon Offshore                              Production Management
       IMC Caland                                    SECO
       Keppel FELS                                   Twin Brothers
       Kvaerner
       Oceaneering
       Stolt Comex Seaway
       Umoe Oil & Gas

EPS Accretion Analysis Of Potential Acquisition Candidates
--------------------------------------------------------------------------------


                  Bouygues                                          Cal Dive                                     Dril-Quip
-------------------------------------------   -----------------------------------------   ------------------------------------------
                      Pretax Benefit                             Pretax Benefit                                Pretax Benefit
             ------------------------------              ------------------------------               ------------------------------
Premium          $5         $10        $15     Premium       $5         $10        $15      Premium       $5         $10       $15
--------     --------   --------   --------   --------   --------   --------   --------    --------   --------   --------   --------
     0%      $  0.57    $  0.64    $  0.71        0%     $ (0.07)   $  0.04    $  0.15         0%     $ (0.21)   $ (0.11)   $  0.00
    10          0.47       0.54       0.60       10        (0.15)     (0.04)      0.07        10        (0.30)     (0.20)     (0.09)
    20          0.25       0.32       0.38       20        (0.32)     (0.22)     (0.11)       20        (0.48)     (0.38)     (0.28)
    30         (0.09)     (0.03)     (0.03)      30        (0.61)     (0.51)     (0.40)       30        (0.77)     (0.68)     (0.58)
    40         (0.61)     (0.55)     (0.50)      40        (1.05)     (0.96)     (0.86)       40        (1.27)     (1.18)     (1.09)

                 Global                                    Oceaneering                                  Stolt Comex
-------------------------------------------   -----------------------------------------   ------------------------------------------
                      Pretax Benefit                             Pretax Benefit                                Pretax Benefit
             ------------------------------              ------------------------------               ------------------------------
Premium          $5         $10        $15     Premium       $5         $10        $15      Premium       $5         $10       $15
--------     --------   --------   --------   --------   --------   --------   --------    --------   --------   --------   --------
     0%      $ (0.48)   $ (0.39)   $ (0.29)       0%     $  0.32    $  0.43    $  0.55         0%     $  0.99    $  1.06    $  1.13
    10         (0.66)     (0.57)     (0.48)      10         0.26       0.37       0.48        10         0.90       0.97       1.05
    20         (1.02)     (0.93)     (0.85)      20         0.11       0.22       0.33        20         0.73       0.80       0.87
    30         (1.58)     (1.50)     (1.42)      30        (0.12)     (0.02)      0.08        30         0.44       0.51       0.57
    40         (2.33)     (2.27)     (2.20)      40        (0.49)     (0.39)     (0.30)       40         0.00       0.06       0.12

--------------------------------------------------------------------------------
                           Private Sale - Whole Of JRM

--------------------------------------------------------------------------------

Private Sale Option
--------------------------------------------------------------------------------

o Simmons was not authorized to, and did not, discuss the potential sale of JRM with any potential acquirors.

o JRM's shareholders could be expected to achieve a premium to current market in a sale. A transaction involving stock could also allow JRM's shareholders to benefit from merger synergies, and to retain some future upside in a recovery.

o     Several strategic acquirors could be interested in JRM due to:

      -   Leading market share.
      -   Reputation.
      -   Strategic assets.
      -   Broad range of capabilities.
      -   Worldwide operations.

o     Potential acquirors could achieve synergies through such a transaction.

      -   Broadening of product/service offering.
      -   Packaging/bundling of services.
      -   Cost consolidation benefits.
      -   Enhanced asset utilization.

o     Simmons has reviewed a selected group of candidates.

      -   Companies performing E&C of offshore facilities.
      -   Subsea E&C companies.
      -   E&C companies serving the onshore energy business.

--------------------------------------------------------------------------------
                     Private Sale - Publicly Held JRM Shares
--------------------------------------------------------------------------------

Private Sale Of Publicly Held JRM Shares
--------------------------------------------------------------------------------

o While a buyer could surface for the minority shares of JRM, achieving a premium to market could prove difficult.

o     Potential acquirors are likely to be concerned about:

      -   Continuing MII controlling interest.
      -   Continuing overhang from MII ownership.
      -   Declining projected financial performance.


o Ownership of a minority interest by a strategic acquiror would be unlikely to facilitate synergies between JRM and the acquiror. Absent ability to create such synergies, strategic players would be unlikely to be interested.


o Premium to current stock price is unlikely to permit adequate return on the purchase of the minority interest to financial acquirors.


o Private sale of the publicly held (minority interest) JRM shares at a premium to market is not a realistic alternative.

--------------------------------------------------------------------------------
                     Repurchase Of MII's JRM Shares By JRM
--------------------------------------------------------------------------------

Repurchase Of MII Held Shares By JRM - Assumptions
--------------------------------------------------------------------------------

o JRM acquires the 24.7 million JRM shares held by MII at $31.08, the price implied by a 1.170x exchange ratio applied to MII's current stock price (representing a premium to the 1.150x ratio used in MII's current offer). JRM does not repurchase the preferred stock held by MII.

o     Total acquisition consideration is $767 million in cash:

           Price Paid For JRM Stock                        $31.081
           Shares Held By MII                                24.7
              Total Consideration                          $766.6

o     Transaction was financed as follows:

                                                 Interest
                 Source             Amount         Rate
             -------------         --------      --------
             Excess Cash            $516.6         5.5%      Non-tax deductible interest.
             Senior Debt             250.0        11.0       Repayable at the end of seven years.  Tax deductible interest.
                                    ------
              Total Sources         $766.6
                                    ======

o Financial Projections: Management projections for 2000 and 2001; 2002 set equal to 2001.

o Working Capital Accounts: Management projections for 2000 and 2001; 2002 held constant with 2001.

o     A marginal tax rate of 38 percent in the U.S.

------------------------------
1 From March 29, 1999 closing price of MII and proposed 1.170x exchange ratio.

Projected Pro Forma Balance Sheets
--------------------------------------------------------------------------------
(Dollar amounts in millions)

                                                    12/31/98
                                       ---------------------------------
                                         Pre-                     Post-
                                       Buyback     Adjustment    Buyback      3/31/00    3/31/01     3/31/02
                                       --------    --------     --------     --------    --------    --------
Assets
------
Cash And Cash Equivalents              $  123.3    $  (48.7)    $   74.6     $   20.8    $   78.7    $  113.5
Investments In Debt Securities            470.1      (470.1)          --           --          --          --
Accounts Receivable                       223.4          --        223.4        173.7       245.0       245.0
Deferred Tax Asset                         13.0          --         13.0         15.9        19.8        23.7
Prepaids And Other                         62.6          --         62.6        249.9        82.3        82.3
                                       --------    --------     --------     --------    --------    --------
   Current Assets                         892.5      (518.8)       373.7        460.4       425.8       464.5
Gross PP&E                                975.6          --        975.6      1,029.0     1,059.7     1,090.3
   Accumulated Depreciation              (696.8)         --       (696.8)      (752.2)     (800.0)     (847.8)
                                       --------    --------     --------     --------    --------    --------
Net PP&E                                  278.8          --        278.8        276.8       259.6       242.5

Investment In Affiliates                   14.6          --         14.6         14.6        14.6        14.6
Goodwill                                   11.7          --         11.7         11.7        11.7        11.7
Other Assets                               36.0          --         36.0         36.0        36.0        36.0
                                       --------    --------     --------     --------    --------    --------
   Total Assets                        $1,233.6    $ (518.8)    $  714.8     $  799.5    $  747.8    $  769.3
                                       ========    ========     ========     ========    ========    ========

Liabilities And Stockholders' Equity
------------------------------------

Accounts Payable                       $  122.8    $     --     $  122.8     $  116.3    $  143.1    $  143.1
Other Current Liabilities                 318.3          --        318.3        402.2       302.2       302.2
Current Debt                                2.1      (2.1)1           --           --          --          --
                                       --------    --------     --------     --------    --------    --------
   Current Liabilities                    443.2        (2.1)       441.1        518.6       445.3       445.3

Long-term Debt -  Senior                     --       250.0        250.0        250.0       250.0       250.0
Other                                      90.7          --         90.7         90.7        90.7        90.7
Preferred Stock                           160.0          --        160.0        160.0       160.0       160.0
Common Equity                             539.7      (766.6)      (227.0)      (219.8)     (198.3)     (176.7)
                                       --------    --------     --------     --------    --------    --------
   Total Liabilities And Equity        $1,233.6    $ (518.8)    $  714.8     $  799.5    $  747.8    $  769.3
                                       ========    ========     ========     ========    ========    ========
   Total Debt                          $    2.1                 $  250.0     $  250.0     $  250.0    $  250.0

------------------------------
1 JRM's remaining outstanding debt of $2.1 million is assumed to be repaid simultaneous with the repurchase of MII's interests in JRM.

Projected Pro Forma Income Statements
--------------------------------------------------------------------------------
(Dollar amounts in millions, except per share amounts)

                                                    FY 2000
                                     --------------------------------------
                                        Pre-                       Post-
                                     Repurchase   Adjustments    Repurchase     FY 2001       FY 2002
                                     ----------   -----------    ----------     -------       -------
Revenues                              $  839.8     $     --      $  839.8       $1,228.1     $1,228.1
Cost Of Sales                            659.7           --         657.7        1,040.7      1,040.7
                                      --------     --------      --------       --------     --------
   Gross Profit                          180.0           --         180.0          187.4        187.4
   Gross Profit Margin                    21.4%                      21.4%         15.3%         15.3%

SG&A                                      86.4           --          86.4           86.2         86.2
Equity Expense/(Income)                   (6.1)          --          (6.1)          (7.3)        (7.3)
                                      --------     --------      --------       --------     --------
   EBDIT                                  99.8           --          99.8          108.5        108.5
   EBDIT Margin                           11.9%                      11.9%           8.8%         8.8%

Depreciation                              55.4           --          55.4           47.8         47.8
Interest Expense/(Income)                (23.3)        50.8          27.5           27.5         27.5
Other Expense/(Income)                    (3.8)          --          (3.8)          (4.0)        (4.0)
                                      --------     --------      --------       --------     --------
   Pretax Income                          71.4        (50.8)         20.6           37.2         37.2

Taxes                                     16.8        (10.5)         (6.3)           8.5          8.5
                                      --------     --------      --------       --------     --------
   Net Income                             54.7        (40.3)         14.3           28.8         28.8

\Less:  Dividends On Preferred Stock        7.2           --           7.2            7.2          7.2
                                      --------     --------      --------       --------     --------
Net Income To Common                  $   47.5     $  (33.1)     $    7.1       $   21.6     $   21.6
                                      ========     ========      ========       ========     ========

-----------------------------------------------------------------------------------------------------
Shares Outstanding                        39.3        (24.7)         14.6           14.6         14.6

EPS Pre-Repurchase                  $     1.21                   $   1.21       $   1.53     $   1.53
EPS Post-Repurchase                                                  0.49           1.48         1.48
EPS Accretion/(Dilution)                                            (0.72)         (0.06)       (0.06)

CFPS Pre-Repurchase                 $     2.62                   $   2.62       $   2.75     $   2.75
CFPS Post-Repurchase                                                 4.28           4.75         4.75
CFPS Accretion/(Dilution)                                            1.66           2.00         2.00
-----------------------------------------------------------------------------------------------------

Projected Pro Forma Cash Flows
--------------------------------------------------------------------------------
(Dollar amounts in millions)

                                         FY 2000  FY 2001  FY 2002
                                         -------  -------  -------
Net Income                               $  7.1   $ 21.6   $ 21.6
Plus:
   Depreciation                            55.4     47.8     47.8
   Change In Working Capital              (60.1)    23.1       --
   Change In Deferred Tax Asset            (2.9)    (3.9)    (3.9)
                                         ------   ------   ------
     Cash Flow From Operations             (0.4)    88.5     65.4

Less:  Capital Expenditures               (53.4)   (30.6)   (30.6)
                                         ------   ------   ------
   Cash Flow Before Principal Payments    (53.8)    88.5     34.8

Principal Payments                           --       --       --
New Debt                                     --       --       --
                                         ------   ------   ------
   Total Debt Payment                        --       --       --
                                         ------   ------   ------
   Net Cash Flow                         $(53.8)  $ 57.9   $ 34.8
                                         ======   ======   ======
Cash At Beginning Of Period              $ 74.6   $ 20.8   $ 78.7
Change                                    (53.8)    57.9     34.8
                                         ------   ------   ------
   Cash At End Of Period                 $ 20.8   $ 78.7   $113.5
                                         ======   ======   ======

--------------------------------------------------------------------------------
                       Repurchase Of Public Shares By JRM
--------------------------------------------------------------------------------

Share Repurchase By JRM
--------------------------------------------------------------------------------

o An alternative to the minority squeeze out would be a repurchase of the public outstanding shares by JRM using its excess cash.

o JRM initiated an open market share repurchase program in February 1998. By December 31, 1998, 2.2 million shares had been repurchased out of an authorized 3 million shares.

o The recent call of the majority of JRM's debt issue eliminates the covenants which have limited further repurchases.

o A tender for outstanding shares would typically be at a premium to market. While open market repurchases occur at market prices at the time, such buying activity could also create a premium.

o JRM would likely have to defer any further repurchases for an appropriate "cooling-off" period, having already initiated squeeze out discussions.

o It is unlikely that MII could achieve their objective of 100 percent ownership through a repurchase program but would have to complete the process through a minority squeeze out.

o If MII were to reach a 90 percent ownership level (through repurchases and conversion of its preferred) it would be able to force a merger. Under these circumstances, the squeeze out premium would be applicable to a lower number of outstanding shares than today.

--------------------------------------------------------------------------------
                                    Spin-Off
--------------------------------------------------------------------------------

Spin-Off Of MII Interest In JRM
--------------------------------------------------------------------------------

o Distribution (Spin-off) of MII interest in JRM to its shareholders could create value for JRM's public shareholders.

      - Potentially increased liquidity and critical mass could create greater interest from institutional investors.
      -  Elimination of MII "overhang".

o     Spin-off is unlikely to be practical alternative:

      -   Likely not tax-free to MII.
      -   JRM may not have necessary five-year operating history.
      - Significantly reduces size of MII: could affect investor interest and liquidity and access to capital markets.

--------------------------------------------------------------------------------
                                 Public Offering
--------------------------------------------------------------------------------

Public Offering Of MII Interest In JRM
--------------------------------------------------------------------------------

o A public offering of MII interest in JRM, achieving wider distribution and more liquidity (like a spin-off) could create a value for JRM's public shareholders.

o The public offering market was active for oil service offerings in 1996 and 1997. However, only five offerings were completed in 1998. Currently there are nine equity offerings of oil service companies in registration, including four IPOs. However, the recent weakness in oil prices has closed the offering window.

                         Oil Service Equity Offerings1

      Graphic of capital raised in billion through oil service equity offerings on a quarterly and annual basis from first quarter 1993 to fourth quarter 1998

1 Through January 24, 1999. Does not include pending equity offerings in registration

--------------------------------------------------------------------------------
                               Summary Of Options
--------------------------------------------------------------------------------

Summary Of Alternatives
--------------------------------------------------------------------------------

                        Likelihood     Likelihood
                        Of Premium     Of Closing                Key Advantages                         Key Disadvantages
                        ----------     ----------       ------------------------------------   ----------------------------------
Pursue Squeeze-Out         High           High          o  Improved investor profile           o   Dilution to any industry
  For Stock                                                                                        recovery
                                                        o  Improved capital markets profile
                                                                                               o   Risks of MII's contingencies
                                                        o  Less downside in volatile
                                                           environment                         o   Less access to excess cash
o
Pursue Squeeze-Out         High        Fair?/High       o  Some reduction in risk of MII       o   Less upside in recovery
  For Stock And Cash                                      contingencies
                                                                                               o   Potential taxes
                                                        o  Less downside in volatile
                                                           environment

                                                        o  Cash

Continue To Hold           None            N/A          o  Retain any upside in a recovery      o  No premium
  JRM Shares
                                                        o  Retain access to excess cash in      o  No improved investor/capital
                                                           volatile market                         market profile

                                                        o  Potential to pursue acquisition      o  Increases risk in industry
                                                           program                                 decline or business change

Sale Of JRM                High      Depends On MII,    o  Retain some upside in a              o  Less access to excess cash
                                        Antitrust          transaction for stock

                                                        o  Potential strategic benefits

--------------------------------------------------------------------------------

                        Likelihood     Likelihood
                        Of Premium     Of Closing                Key Advantages                         Key Disadvantages
                        ----------     ----------       ------------------------------------   ----------------------------------
Repurchase By JRM Of       N/A        Depends On MII,   o   Greater upside in a recovery       o   Greater downside in volatile
   MII's Shares                          Antitrust                                                 market

                                                                                               o  More antitrust liability
                                                                                                      exposure

Public Share Repurchase    Fair        Delayed Timing   o   Cash                               o  Loss of upside in recovery
   By JRM
                                                                                               o  Potentially lower premium than
                                                                                                      squeeze-out

Spin-Off                   Low/Fair       Low           o   Improved investor/capital          o  Likely not attractive to MII
                                                            market profile                     o  Timing issues

Public Offering Of MII's   Low/Fair    Depends On MII,  o   Improved investor/capital          o  Likely not attractive to MII
   Shares                                Antitrust          market profile
                                                                                               o  Offering markets are closed